                                                                      EXHIBIT 12

                        CARPENTER TECHNOLOGY CORPORATION
        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES -- UNAUDITED
                       FIVE YEARS ENDED JUNE 30, 1997 AND

                    SIX MONTHS ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

                           SIX
                          MONTHS
                          ENDED
                         12/31/97   1997     1996      1995     1994     1993
                         -------- -------- --------  -------- -------- --------
Fixed charges:
  Interest costs (a).... $ 15,143 $ 22,330 $ 19,275  $ 17,797 $ 19,651 $ 21,759
  Interest component of
   non-capitalized lease
   rental expense (b)...    1,259    2,419    2,074     2,452    2,522    2,532
                         -------- -------- --------  -------- -------- --------
  Total fixed charges... $ 16,402 $ 24,749 $ 21,349  $ 20,249 $ 22,173 $ 24,291
                         ======== ======== ========  ======== ======== ========
Earnings as defined:
  Income before income
   taxes, extraordinary
   charge and cumulative
   effect of changes in
   accounting
   principles........... $ 59,182 $ 97,871 $ 95,170  $ 74,571 $ 62,728 $ 42,799
  Add: Loss in less-
   than-fifty-percent-
   owned persons........      456    1,188    7,025     3,000      910      --
  Less: Gain on sale of
   partial interest in
   less-than-fifty-
   percent-owned
   persons..............      --       --    (2,650)      --       --       --
  Fixed charges less
   interest
   capitalized..........   15,272   22,349   21,009    16,994   18,043   23,126
  Amortization of
   capitalized
   interest.............      964    1,879    2,074     1,952    1,788    1,725
                         -------- -------- --------  -------- -------- --------
    Earnings as
     defined............ $ 75,874 $123,287 $122,628  $ 96,517 $ 83,469 $ 67,650
                         ======== ======== ========  ======== ======== ========
Ratio of earnings to
 fixed charges..........     4.6x     5.0x     5.7x      4.8x     3.8x     2.8x
                         ======== ======== ========  ======== ======== ========

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(a) Includes interest capitalized relating to significant construction projects and amortization of debt discount and debt expense.

(b) One-third of rental expense which approximates the interest component of non-capitalized leases.